SUB-ITEM 77Q1:  Exhibits

WesMark Funds

Amendment #6
to the By-Laws

Effective September 27, 2004

	Insert the following into Article II, Power and Duties of Trustees and Officers, and
renumber Section 10 as Section 11:

Section 10.  Chief Compliance Officer.  The Chief
Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief
Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.